Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Zomax Incorporated
Plymouth, Minnesota

We have audited the financial statements of Zomax Incorporated and Subsidiaries as of December 26, 2003 and December 27, 2002, and for the years then ended, and have issued our report thereon dated March 11, 2004; such report is included elsewhere in this Form 10-K.  Our audits also included the 2003 and 2002 financial statement schedules of Zomax Incorporated and Subsidiaries, listed in the accompanying index at Item 15(a).  These financial statement schedules are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such 2003 and 2002 financial statement schedules, when considered in relation to the 2003 and 2002 basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.  The financial statement schedule for the year ended December 28, 2001 was audited by other auditors who have ceased operations.  Those auditors expressed an opinion, in their report dated January 25, 2002, that such 2001 financial statement schedule, when considered in relation to the 2001 basic financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 11, 2004

The following report is a copy of a report previously issued by Arthur Andersen LLP (“Andersen”), which report has not been reissued by Andersen.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zomax Incorporated:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in the Zomax Incorporated and Subsidiaries’ annual report to shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated January 25, 2002.  Our audit was made for the purpose of forming an opinion on those statements taken as a whole.  The schedule of valuation and qualifying accounts is the responsibility of the company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements.  This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Minneapolis, Minnesota,

January 25, 2002

ZOMAX INCORPORATED

Schedule II -  Valuation and Qualifying Accounts

Year Ended December 26, 2003

Description	Balance at beginning of period	Charges to costs and expenses	Charged to other accounts	Write-offs, net of recoveries	Balance at end of period

Allowance for doubtful accounts:

For the year ended December 26, 2003	$1,937,000	(420,000)	—	(155,000)	1,362,000

For the year ended December 27, 2002	$2,234,000	234,000	—	(531,000)	1,937,000

For the year ended December 28, 2001	2,408,000	295,000	—	(469,000)	2,234,000